                                                                     EXHIBIT 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                            NETWORKS ASSOCIATES, INC.
                       (FORMERLY MCAFEE ASSOCIATES, INC.)

                              PG ACQUISITION CORP.

                                       AND

                            PRETTY GOOD PRIVACY, INC.


                          DATED AS OF DECEMBER 1, 1997

                                INDEX OF EXHIBITS


EXHIBIT               DESCRIPTION

Exhibit A             Form of Promissory Note

Exhibit B             Form of Secured Party Letter Agreement

Exhibit C             Form of Registration Rights Agreement

Exhibit D-1           List of Stockholders entering into Stockholder Agreements
Exhibit D-2           Form of Stockholder Agreement

Exhibit E             Form of Parent Warrant

Exhibit F             Form of Securities Law Certificate

Exhibit G             Form of Legal Opinion of Counsel to Parent and Merger Sub

Exhibit H             Form of Legal Opinion of Counsel to the Company

                               INDEX OF SCHEDULES



COMPANY SCHEDULE                  DESCRIPTION

1.6                               Specified Liabilities
1.8                               Former Lemcom Stockholders
2.2(a)                            Stockholder List
2.2(b)                            Option List
2.5                               Company Financials
2.7                               No Changes
2.10(a)                           Leased Property
2.10(b)                           Liens on Property
2.10(c)                           Equipment
2.11                              Intellectual Property
2.12(a)                           Agreements, Contracts and Commitments
2.11(g)                           Royalties
2.14                              Governmental Authorizations
2.18(a)                           Asbestos Report on El Camino Property
2.20(b)                           Employee Benefit Plans
6.3(n)                            List of Certain Company Stockholders Executing
                                  Releases, etc.
7.2(a)                            Litigation Matters

                                TABLE OF CONTENTS


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ARTICLE I - THE MERGER...........................................................................2
        1.1    The Merger........................................................................2
        1.2    Effective Time....................................................................2
        1.3    Effect of the Merger..............................................................3
        1.4    Certificate of Incorporation; Bylaws..............................................3
        1.5    Directors and Officers............................................................3
        1.6    Effect on Capital Stock...........................................................3
        1.7    Dissenting Shares.................................................................6
        1.8    Surrender of Certificates; Payment of Merger Consideration........................6
        1.9    No Further Ownership Rights in Company Capital Stock..............................7
        1.10   Lost, Stolen or Destroyed Certificates............................................8
        1.11   Tax and Accounting Treatment......................................................8
        1.12   Taking of Necessary Action; Further Action........................................8

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY ......................................8
        2.1    Organization of the Company.......................................................8
        2.2    Company Capital Structure.........................................................9
        2.3    Subsidiaries.....................................................................10
        2.4    Authority........................................................................10
        2.5    Company Financial Statements.....................................................11
        2.6    No Undisclosed Liabilities.......................................................11
        2.7    No Changes.......................................................................11
        2.8    Tax and Other Returns and Reports................................................13
        2.9    Restrictions on Business Activities..............................................14
        2.10   Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment ..15
        2.11   Intellectual Property............................................................15
        2.12   Agreements, Contracts and Commitments............................................19
        2.13   Interested Party Transactions....................................................20
        2.14   Governmental Authorization.......................................................20
        2.15   Litigation.......................................................................21
        2.16   Accounts Receivable..............................................................21
        2.17   Minute Books.....................................................................21
        2.18   Environmental Matters............................................................21
        2.19   Brokers' and Finders' Fees; Third Party Expenses.................................22
        2.20   Employee Benefit Plans...........................................................22
        2.21   Compliance with Laws.............................................................25
        2.22   Warranties; Indemnities..........................................................26
        2.23   Software Development Agreements..................................................26
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                                TABLE OF CONTENTS
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        2.24   Representations Complete.........................................................26

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...........................26
        3.1    Organization, Standing and Power.................................................26
        3.2    Authority........................................................................27
        3.3    Cash Consideration...............................................................27
        3.4    SEC Filings......................................................................27
        3.5    Warrants.........................................................................27

ARTICLE IV - CONDUCT PRIOR TO THE EFFECTIVE TIME................................................28
        4.1    Conduct of Business of the Company...............................................28
        4.2    No Solicitation..................................................................30

ARTICLE V - ADDITIONAL AGREEMENTS...............................................................31
        5.1    Company Stockholder Approval.....................................................31
        5.2    Access to Information............................................................31
        5.3    Confidentiality..................................................................31
        5.4    Expenses.........................................................................31
        5.5    Public Disclosure................................................................32
        5.6    Consents.........................................................................32
        5.7    FIRPTA Compliance................................................................32
        5.8    Reasonable Efforts...............................................................32
        5.9    Notification of Certain Matters..................................................32
        5.10   Management Bonus Amount..........................................................32
        5.11   Employee Benefits................................................................33

ARTICLE VI - CONDITIONS TO THE MERGER...........................................................33
        6.1    Conditions to Obligations of Each Party to Effect the Merger.....................33
        6.2    Additional Conditions to Obligations of Company..................................33
        6.3    Additional Conditions to the Obligations of Parent and Merger Sub................34

ARTICLE VII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW................................37
        7.1    Survival of Representations and Warranties.......................................37
        7.2    Escrow Arrangements..............................................................37

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER................................................43
        8.1    Termination......................................................................43
        8.2    Effect of Termination............................................................44
        8.3    Amendment........................................................................44
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                                TABLE OF CONTENTS
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        8.4    Extension; Waiver................................................................44

ARTICLE IX - GENERAL PROVISIONS.................................................................45
        9.1    Notices..........................................................................45
        9.2    Interpretation...................................................................46
        9.3    Counterparts.....................................................................46
        9.4    Entire Agreement; Assignment.....................................................46
        9.5    Severability.....................................................................47
        9.6    Other Remedies...................................................................47
        9.7    Governing Law....................................................................47
        9.8    Rules of Construction............................................................47
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                                      -iii-

                      AGREEMENT AND PLAN OF REORGANIZATION



        This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of December 1, 1997 among Networks Associates, Inc. (formerly McAfee Associates, Inc.), a Delaware corporation ("Parent"), PG Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub") and Pretty Good Privacy, Inc., a Delaware corporation (the "Company").


                                    RECITALS


        A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective shareholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

        B. On November 5, 1997, Parent lent $1,000,000 to the Company (the "McAfee Loan"). Concurrent with the execution of this Agreement, the Company has delivered to Parent (i) a promissory note in respect of such amount in the form of Exhibit A hereto and (ii) a Letter Agreement in the form of Exhibit B hereto pursuant to which Parent shall, under the circumstances specified in such Letter Agreement, become a subordinated secured party pursuant to the Security Agreement dated September 12, 1997 (the "Company Security Agreement") by and between the Company and the secured parties thereunder.

        C. Pursuant to the Merger all of the issued and outstanding shares of common stock ("Common Stock"), Series A Preferred Stock ("Series A Preferred") and Series B Preferred Stock ("Series B Preferred") (such preferred stock hereinafter collectively referred to as the "Preferred Stock;" and the Common Stock and the Preferred Stock hereinafter collectively referred to as the "Company Capital Stock") of the Company and all outstanding vested employee stock options, warrants and other rights to receive Company Capital Stock shall be converted into the right to receive an amount of cash and, in the case of the Series B Preferred, warrants to purchase shares of the common stock of Parent. Parent is entering into a Registration Rights Agreement in the form of Exhibit C attached hereto, pursuant to which Parent shall file a registration statement providing for the sale of common stock received pursuant to the exercise of such warrants. All unvested employee stock options shall be assumed by Parent.

        D. A portion of the amount of cash otherwise payable by Parent in connection with the Merger shall be placed by Parent into the General Escrow and Litigation Escrow (each as defined in Section 7.2), the release of which amounts shall be contingent upon certain events and conditions.

        E. The Company, Parent and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

        G. The stockholders of the Company set forth on Exhibit D-1 (representing in the aggregate in excess of 50% of each class or series of Company Capital Stock), are each entering into a Stockholder Agreement in the form of Exhibit D-2 attached hereto (collectively, the "Stockholder Agreements"). Pursuant to the terms of the Stockholder Agreements, each stockholder shall agree to vote in favor of the Merger and this Agreement and any related amendment to the Company's Certificate of Incorporation required in connection with the Merger.

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:



                                    ARTICLE I

                                   THE MERGER

        1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

        1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than five (5) business days, following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (or like instrument) with the Secretary of State of the State of Delaware (the "Certificate of Merger"), in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of Delaware of such filing being referred to herein as the "Effective Time").

        1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.4     Certificate of Incorporation; Bylaws.

                (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is "Pretty Good Privacy, Inc."

                (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

        1.5 Directors and Officers. The director of Merger Sub immediately prior to the Effective Time shall be the initial director of the Surviving Corporation, to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

        1.6     Effect on Capital Stock.

                (a)     Certain Definitions.

                      (i) "Equity Cash Amount" shall mean $35,000,000 minus the Specified Liabilities, with (x) $4,744,322 of the Equity Cash Amount being deposited in escrow, (y) $100,000 of the Specified Liabilities payable to GKM (as defined in Section 2.19) as part of the Specified Liabilities being deposited in escrow and (z) $155,768 of the Specified Liabilities payable in connection with Company's Executive Bonus Plan being deposited in escrow (such amount being the "Excess Bonus Amount"), in each case, pursuant to the escrow provisions of Article VII.

                      (ii) "Specified Liabilities" shall mean the aggregate dollar amount of the liabilities and other commitments described on and determined in accordance with the provisions of Schedule 1.6 hereto.

                      (iii) "Outstanding Series A" shall mean the number of shares of Series A Preferred issued and outstanding immediately prior to the Effective Time.

                      (iv) "Outstanding Series B" shall mean the number of shares of Series B Preferred issued and outstanding immediately prior to the Effective Time.

                      (v) "Outstanding Common" shall mean, immediately prior to the Effective Time, all issued and outstanding shares of Common Stock, including shares of Common Stock issuable upon the exercise of vested outstanding Company Options (including options vesting as a result of acceleration) or Company Warrants (each as defined below).


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
               (b) Consideration of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any shares of the Company Capital Stock, each share of the Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Section 1.7(a) and shares of Company Capital Stock owned by Parent, Merger Sub or held in the treasury of the Company) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share in the manner provided in Section 1.8, without interest, an amount of cash and, in the case of the Series B Preferred, a warrant in substantially the form attached hereto as Exhibit E to purchase shares of Parent common stock (a "Parent Warrant," and together with such cash, the "Merger Consideration"). Such conversion shall be made in accordance with the terms and subject to the conditions set forth below and throughout this Agreement, including, without limitation, the escrow provisions set forth in
Article VII hereof.

                      (i) Series B Preferred Cash Amount. On the Closing Date, each share of Series B Preferred issued and outstanding immediately prior to the Effective Time shall be entitled to receive (x) a Parent Warrant exercisable for the number of shares of Parent Common Stock equal to 245,000 divided by the Outstanding Series B (with Parent Warrants for fractional shares being rounded up to the nearest whole share); and (y) $5.60.

                      (ii) Common/Series A Preferred Cash Amount. On the Closing Date, each share of Company Common Stock and Series A Preferred issued and outstanding immediately prior to the Effective Time shall be entitled to receive an amount equal to a fraction the numerator of which is the Equity Cash Amount minus the product of the Outstanding Series B and $5.60 and the denominator of which shall be the sum of the Outstanding Series A and the Outstanding Common (the "Common/Series A Preferred Cash Amount").

               (c) Specified Liabilities Calculation; Closing Balance Sheet.

                      (i) Specified Liabilities Calculation; Closing Balance Sheet. On the third business day preceding the expected Closing Date, the Company will deliver to Parent a calculation (in reasonable detail and setting forth the underlying assumptions) of the dollar amount of the Specified Liabilities payable in connection with the Merger and the transactions contemplated by this Agreement, together with (A) an unaudited balance sheet for the Company as of the expected Closing Date and (B) a calculation of the Company's expected net book value as of the expected Closing Date (as determined in accordance with generally accepted principles consistently applied).

                      (ii) Parent's Review of Specified Liabilities Calculation. During the 3-day period following Parent's receipt of the items delivered pursuant to paragraph (c)(i) above, the Company, Ernst & Young LLP (the "Company Accountant") and the Company's outside legal counsel will cooperate with Parent, Coopers & Lybrand, L.L.P. ("Parent Accountant") and Parent's outside legal counsel and answer any questions and provide such additional schedules and materials as Parent, the Parent Accountant and Parent's outside legal counsel may reasonably request in order for them to have a meaningful review of such calculations.

                      (iii) Disputes. Parent may dispute any amounts reflected or not reflected in the foregoing calculations; provided, however, that Parent will promptly notify the Company of each disputed item, and will specify the amount thereof in dispute. If Parent and the Company are able to resolve all the disputed items, then (to the extent that all relevant facts are known to Parent and Company and subject to any subsequent third party claims in respect thereto) as to all matters agreed upon by Parent and the Company the foregoing calculations will be final and binding on all parties hereto. Subject to the foregoing limitations as to known facts and potential third party claims, if Parent and the Company are unable to resolve some or all of such disputed items prior to the Closing Date and the amount in dispute is $100,000 or less, such dispute shall be resolved subsequent to the Closing in the manner described in
Section 7.2(i). In any event, Parent shall be entitled to indemnification pursuant to Article VII hereof (from first the General Escrow and then the Litigation Escrow) for any Specified Liabilities as finally determined subsequent to the Closing Date in excess of Specified Liabilities determined on the Closing Date.

               (d) Vested Company Options; Warrants. At the Effective Time, each then outstanding stock option ("Company Option") granted under the Company's 1996 Stock Option Plan (the "Option Plan"), then vested and exercisable but not yet exercised (a "Vested Company Option") and each then outstanding and unexercised warrant to purchase Common Stock (the "Company Warrants"), shall be canceled and extinguished and the holder thereof shall be entitled to receive, in respect of each Vested Company Option or Company Warrant, as the case may be, a dollar amount equal to the product of (x) the number of shares of Common Stock subject to such Vested Company Option or Company Warrant multiplied by (y) the excess, if any, of the Common/Series A Cash Amount over the exercise price per share of such Vested Company Option or Company Warrant, subject to the escrow provisions of Article VII hereof. Prior to the Effective Time, the Company shall take all action necessary to effect the transactions contemplated by this
Section 1.6(d) under the terms of the Option Plan, all Company Option agreements, and any other plan, agreement or arrangement of the Company and under the terms of the Company Warrants, as the case may be. Any amounts payable pursuant to this Section 1.6(d) shall be subject to any required withholding of taxes and shall be paid without interest.

               (e) Unvested Company Options. At the Effective Time, each Company Option granted under the Option Plan, which is then unvested ("Unvested Company Options"), shall be assumed by Parent (and become exercisable for Parent Common Stock) in accordance with its terms. The number of shares of Parent Common Stock purchasable upon exercise of such assumed Unvested Company Option shall be equal to (x) the number of shares of Common Stock subject to such Unvested Company Option multiplied by (y) a fraction the numerator of which is the Common/Series A Cash Amount and the denominator of which is the average closing price of Parent's Common Stock on the Nasdaq National Market as listed in the Wall Street Journal for the ten (10) business days prior to the date hereof ("Parent's Common Stock Price") (rounded down to the nearest whole share). The exercise price for such assumed Unvested Company Option shall be equal to the (x) exercise price for the Unvested Company Option multiplied by (y) a fraction the numerator of which is the Parent's Common Stock Price and the denominator of which is the Common/Series A Cash Amount (rounded up to the nearest whole cent). Prior to the Effective Time, the Company shall take all action necessary to effect the transactions contemplated by this Section 1.6(e) under the terms of the Option Plan, all Company Option agreements, and any other plan, agreement or arrangement of the Company.

               (f) Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

        1.7 Dissenting Shares.

               (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has exercised and perfected appraisal rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

               (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

               (c) The Company shall give Parent and Company Agent (as defined in Article VII) (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Parent or the Company makes any payment or payments in respect of any Dissenting Shares (which payments, after the Effective Time shall not be made by Parent without the consent of Company Agent, which consent may not be reasonably withheld), Parent shall be entitled to recover under the terms of Article VII hereof the aggregate amount by which such payment or payments exceed the aggregate Merger Consideration that otherwise would have been payable in respect of such shares.

        1.8 Surrender of Certificates; Payment of Merger Consideration.

               (a) Parent to Provide Cash; Escrow Funding. On the Closing Date, Parent shall make available to the Escrow Agent (as defined in Section 7.2) for exchange in accordance with this Article I, the Merger Consideration or other funds deliverable pursuant to Section 1.6 in exchange for outstanding shares of Company Capital Stock; provided that Parent shall deposit into the Escrow Funds

(as defined in Section 7.2) pursuant to Article VII the aggregate amount of $5,000,000 in cash (of which $100,000 shall be from Specified Liabilities otherwise payable to GKM on the Closing Date; an amount equal to the Excess Bonus Amount (as defined in Section 1.6(a)(i)) shall be from Specified Liabilities otherwise payable to participants in the Company's Executive Bonus Plan; and $4,744,322 shall be from the Merger Consideration or other funds otherwise payable pursuant to Section 1.6). The portion of the amounts contributed on behalf of each holder of Company Capital Stock, Company Warrant or Vested Company Option into the General Escrow and the Litigation Escrow (each as defined in Section 7.2) shall be in proportion to the aggregate Merger Consideration or other funds which such holder would otherwise be entitled to receive to under Section 1.6 (it being understood that in respect of the Company Stockholders who are former Lemcom stockholders (as set forth on Schedule 1.8) the amount contributed to the Escrow Funds on their behalf shall be zero).

               (b) Exchange Procedures. Promptly after (but in no event later than 5 days after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a Vested Company Option, Company Warrant or Capital Stock, which securities were converted into the right to receive the Merger Consideration pursuant to Section 1.6 above (the option agreements, warrant agreements and share certificates certifying such securities being hereinafter collectively referred to as the "Certificates"), (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Parent and shall be in such form and have such other provisions as Parent may reasonably specify) and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to Parent or to such agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and, in the case of the Series B Preferred, a duly executed "Securities Law Certificate", in substantially the form attached hereto as Exhibit F the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration pursuant to Section 1.6 (subject to the escrow provisions noted in Article VII) and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Vested Company Options, Company Warrants or Company Capital Stock, as the case may be, will be deemed from and after the Effective Time to evidence only the right to receive the Merger Consideration (subject to the escrow provisions noted in Article VII).

               (c) Transfers of Ownership. If any payment or delivery is to be made to a person other than the holder in whose name the Certificate surrendered in exchange therefor is registered, it will be a condition of the payment thereof that the Certificate so surrendered will be properly endorsed and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

               (d) Payments With Respect to Unexchanged Shares. No interest on the Merger Consideration payable at or after the Effective Time shall be paid.

        1.9 No Further Ownership Rights in Company Capital Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and the Merger Consideration shall be delivered to the person entitled thereto (subject to the escrow provisions of Article VII).

        1.10 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, Parent shall make payment in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver an agreement (in form and substance reasonably satisfactory to it) to indemnify Parent against any claim that may be made against Parent with respect to the certificates alleged to have been lost, stolen or destroyed.

        1.11 Tax and Accounting Treatment. The Merger shall constitute a taxable transaction under the Internal Revenue Code of 1986, as amended (the "Code"), and will be treated as a "purchase" for financial accounting purposes.

        1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub or to vest Parent with a 100% ownership interest in the Surviving Corporation, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary and/or desirable action.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date subject to such exceptions as are specifically disclosed in the disclosure letter supplied by the Company to Parent (the "Company Schedules") and dated as of the date hereof, as follows:

        2.1 Organization of the Company. The Company and each of its subsidiaries (as set forth on Schedule 2.1 of the Company Schedule) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company and its subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted. Each of the Company and its subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiaries, taken as a whole (hereinafter referred to as a "Material Adverse Effect"). The Company has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of the Company and each of its subsidiaries, each as amended to date, to Parent. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents. For purposes of this Agreement, unless otherwise specified or the context requires otherwise, all references herein to the Company shall constitute a collective reference to the Company and its subsidiaries.

        2.2 Company Capital Structure.

               (a) The authorized capital stock of the Company consists of 53,000,000 shares, 40,000,000 shares of which are designated as Common Stock, 9,674,147 shares of which are issued and outstanding, 13,000,000 shares of which are designated as Preferred Stock, of which 11,000,000 shares are designated as Series A Preferred, of which 11,000,000 shares are issued and outstanding, 1,500,000 of which are designated Series B Preferred, of which 968,553 shares are issued and outstanding, and 48,000 of which are designated Series C Preferred, of which no shares are issued and outstanding. The Company has outstanding Company Warrants to acquire 1,837,490 shares of Common Stock. The Company Capital Stock and the Company Warrants are held by the persons and in the amounts set forth on Schedule 2.2(a). All outstanding shares of the Company's Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

               (b) The Company has reserved 7,280,000 shares of Common Stock for issuance to employees and consultants pursuant to the Option Plan, of which 6,441,100 shares are subject to outstanding, unexercised options and 838,900 shares remain available for future grant. The Company has reserved 1,837,490 shares of Common Stock for issuance upon exercise of the Company Warrants. The Company has also reserved 14,874,212 shares of Common Stock for issuance upon conversion of outstanding shares of the Company's Preferred Stock. Schedule 2.2(b) sets forth for each outstanding Company Option the name of the holder of such option, the number of shares of Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent vested to date and whether the exercisability of such option will be accelerated and become fully exercisable by the transactions contemplated by this Agreement. Except for the Company Options described in
Schedule 2.2(b) and the Company Warrants described in Section 2.2(a) above, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The holders of Company Options and Company Warrants have been or will be given, or shall have properly waived, any required notice prior to the Merger and all such rights will be terminated at or prior to the Effective Time. Upon the Effective Time without any further action necessary, all Company Options and Company Warrants that shall not have been exercised at or prior to the Effective Time shall be canceled such that there shall be no outstanding Company Options and Company Warrants after the Effective Time. As a result of the Merger and assuming that Parent owns all the share of Merger Sub, Parent will be the record and beneficial owner of all outstanding capital stock of the Company and there shall be no outstanding rights to acquire capital stock of the Company.

               2.3 Subsidiaries. The Company is the owner of all outstanding shares of capital stock of each of its subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each such subsidiary are owned by the Company free and clear of all liens, charges, claims, security interests or other encumbrances of any sort ("Liens") or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating the Company or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except as set forth on Schedule 2.3 of the Company Disclosure Schedule, the Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

               2.4 Authority. Subject only to the requisite approval of the Merger, this Agreement and the Certificate Amendment by the Company's stockholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company (including the amendment of the Company's Certificate of Incorporation to eliminate the preferences payable to the Series A Preferred and Series B Preferred thereunder (the "Certificate Amendment")), subject only to the approval of the Merger and the Certificate Amendment by the Company's stockholders. The Company's Board of Directors has unanimously approved the Merger, the Certificate Amendment and this Agreement. For the Company's stockholders to duly approve the Merger and this Agreement, the affirmative vote of the holders of a majority of the outstanding Common Stock and Preferred Stock, voting together, with the holders of Preferred Stock voting on an as-if-converted to Common Stock basis is required. For the Company's stockholders to duly approve the Certificate Amendment, the affirmative vote of the holders of a majority of the outstanding Common Stock and Preferred Stock, voting together, with the holders of Preferred Stock voting on an as-if-converted to Common Stock basis, as well as the affirmative, separate vote of a majority of each class of Preferred Stock, is required. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms. The Stockholder Agreements have been duly executed and delivered by each stockholder that is a party to a Stockholder Agreement and constitute valid and binding obligations of each such stockholder, enforceable in accordance with their terms except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. Except as set forth on Schedule 2.4, subject only to the approval of the Merger and this Agreement by the Company's stockholders, the execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Certificate of Incorporation or Bylaws of the Company or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or Commission ("Governmental Entity") or any third party (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger with the Delaware Secretary of State and such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.4.

        2.5 Company Financial Statements. Schedule 2.5 sets forth the Company's audited balance sheet as of December 31, 1996 and the related audited statements of income and cash flow for the twelve-month period then ended and the Company's unaudited balance sheet as of September 30, 1997 (the "Current Balance Sheet") and the related unaudited statements of income and cash flow for the nine-month period then ended (collectively, the "Company Financials"). The Company Financials are correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other. The Company Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance in the aggregate.

        2.6 No Undisclosed Liabilities. Except as set forth in Schedule 2.6, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, in excess of $5,000 individually or $20,000 in the aggregate, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles).

        2.7 No Changes. Except as set forth in Schedule 2.7, since September 30, 1997, there has not been, occurred or arisen any:

               (a) transaction by the Company except in the ordinary course of business as conducted on that date;

               (b) capital expenditure or commitment by the Company, in excess of $25,000 individually or $50,000 in the aggregate;

               (c) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

               (d) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

               (e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

               (f) revaluation by the Company of any of its assets;

               (g) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;

               (h) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement other than normal course of business salary increases in connection with ongoing yearly reviews or promotions (none of which exceeds 10% of the previous year's salary);

               (i) acquisition, sale or transfer of any asset of the Company, except in the ordinary course of business as conducted on that date;

               (j) amendment or termination of any material contract, agreement or license to which the Company is a party or by which it is bound;

               (k) loan by the Company to any person or entity (other than (i) loans to all employees aggregating to no more than $5,000 and (ii) expense advances to employees, all of which are immaterial in any amount and are issued in the normal course of business), incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

               (l) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

               (m) the commencement or notice or, to the best knowledge of the Company, threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs;

               (n) notice of any claim of ownership by a third party of the Company's Intellectual Property (as defined in Section 2.11 below) or of infringement by the Company of any third party's Intellectual Property rights;

               (o) issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

               (p) change in pricing or royalties set or charged by the Company;

               (q) any event or condition of any character that has or could be reasonably expected to have a material adverse impact on the Company; or

               (r) negotiation or agreement, oral or written, by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

        2.8 Tax and Other Returns and Reports.

               (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, a "Taxes," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (b) Tax Returns and Audits. Except as set forth in Schedule 2.8:

                      (i) The Company as of the Effective Time will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable law in all material respects.

                      (ii) The Company as of the Effective Time: (A) will have paid or accrued all Taxes it is required to pay or accrue and will not have incurred any liability for Taxes for the period prior to the Effective Time other than in the ordinary course of business and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

                      (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                      (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

                      (v) The Company does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has no knowledge of any basis for the assertion of any such liability attributable to the Company, its assets or operations.

                      (vi) The Company has made available to Parent or its legal counsel copies of all federal and state income and all state sales and use Tax Returns filed for fiscal years 1994, 1995 and 1996.

                      (vii) There are (and as of immediately following the Closing there will be) no Liens (as defined in Section 2.3) on the assets of the Company relating to or attributable to Taxes.

                      (viii) The Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

                      (ix) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                      (x) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G, 162 or 409 of the Code.

                      (xi) The Company has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                      (xii) The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement.

                      (xiii) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                      (xiv) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records in all material respects.

        2.9 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of materially prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company.

        2.10 Title of Properties; Absence of Liens and Encumbrances; Condition of Equipment.

               (a) The Company owns no real property, nor has it ever owned any real property in the last five years. Schedule 2.10(a) sets forth a list of all real property currently, or at any time in the past, leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not with respect to the Company and to the knowledge of the Company, any other party to such leases, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

               (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.3), except as reflected in the Company Financials or in Schedule 2.10(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

               (c) Except as described in Schedule 2.10(c), the equipment (the "Equipment") owned or leased by the Company is, taken as a whole, (i) adequate for the conduct of the business of the Company as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

        2.11 Intellectual Property.

               (a) For the purposes of this Agreement, the following terms have the following definitions:

                      "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vii) all databases and data collections and all rights therein throughout the world; and (viii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names, and (ix) any other economic or moral rights of authors or inventors throughout the world, and (x) any similar, corresponding or equivalent rights to any of the foregoing and (x) all documentation related to any of the foregoing.

                      "Company Intellectual Property" shall mean any Intellectual Property that is owned by or exclusively licensed to the Company.

                      "Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

               (b) Schedule 2.11(b) lists all Registered Intellectual Property owned by, or filed in the name of, the Company (the "Company Registered Intellectual Property") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

               (c) Company owns and has good and exclusive title to each item of Company Intellectual Property free and clear any lien or encumbrance. The Company (i) is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or technology or the provision of any services by the Company and (ii) owns exclusively as the sole copyright owner, and has good title to, all copyrighted works that are Company products or other works of authorship that the Company otherwise purports to own.

               (d) To the extent that any Intellectual Property has been developed or created by any person other than the Company for which the Company has, directly or indirectly, paid, or which the Company otherwise purports to own, the Company has a written agreement with such person with respect thereto and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment.

               (e) Except for non-exclusive license grants of object code in the ordinary course of business and as set forth in Schedule 2.11(a) of the Disclosure Schedule, the Company has not transferred ownership of or granted any license of or right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property, to any other person.

               (f) The Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of its business as it currently is conducted or is reasonably contemplated to be conducted, including, without limitation, the design, development, manufacture, use, import and sale of the products, technology and services of the Company (including products, technology or services currently under development).

               (g) Other than "shrink-wrap" and similar widely available commercial end-user licenses, the contracts, licenses and agreements listed in
Schedule 2.11(g) include all contracts, licenses and agreements, to which the Company is a party with respect to any Intellectual Property. Schedule 2.11(g) includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. The Company is not in violation of any license, sublicense or agreement described on such list. No person other than the Company has ownership rights to improvements made by the Company in Intellectual Property which has been licensed to the Company.

               (h) Schedule 2.11(h) lists all contracts, licenses and agreements between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property of any person other than the Company.

               (i) The operation of the business of the Company as it currently is conducted or is reasonably contemplated to be conducted, including but not limited to the Company's design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not infringe or misappropriate the Intellectual Property of any person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices or violate any laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property of any person or constitutes unfair competition or trade practices or violates the laws of any jurisdiction (nor is the Company aware of any basis therefor).

               (j) Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Schedule 2.11(j) lists all actions that must be taken by the Company within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Intellectual Property. In each case in which the Company has acquired ownership rights to any Intellectual Property from any person, the

Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company.

               (k) All contracts, licenses and agreements relating to the Company Intellectual Property are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements. Company is in compliance with, and has not breached any term of any of such contracts, licenses and agreements, and to the knowledge of Company, all other parties to such contracts, licenses and agreements are in compliance with and have not breached any term of such contracts, licenses and agreements. Following the Closing Date, the Surviving Company will be permitted to exercise all of Company's rights under such contracts, licenses and agreements to the extent Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company would otherwise be required to pay.

               (l) There are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute known to the Company regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

               (m) To the Company's knowledge, no person is infringing or misappropriating any Company Intellectual Property.

               (n) The Company has taken all steps that are reasonably required to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company's standard forms, and all current and former employees, consultants and contractors of the Company have executed such an agreement.

               (o) No Company Intellectual Property or product, technology or service of the Company is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

               (p) No (i) product, technology, service or publication of the Company (ii) material published or distributed by the Company or (iii) conduct or statement of Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation in any jurisdiction in the world.

               (q) All of the Company's products (including products currently under development) will record, store, process, calculate and present calender dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates.

        2.12 Agreements, Contracts and Commitments. Except as set forth on
Schedule 2.12(a), the Company does not have, is not a party to nor is it bound by:

               (i) any collective bargaining agreements,

               (ii) any agreements or arrangements that contain any severance pay or post- employment liabilities or obligations,

               (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

               (iv) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization,

               (v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

               (vi) any fidelity or surety bond or completion bond,

               (vii) any lease of personal property having a value individually in excess of $25,000,

               (viii) any agreement of indemnification or guaranty,

               (ix) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person,

               (x) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $25,000,

               (xi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business,

               (xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause
(viii) hereof,

               (xiii) any purchase order or contract for the purchase of raw materials involving $25,000 or more other than purchases in the ordinary course of business,

               (xiv) any construction contracts,

               (xv) any distribution, joint marketing or development agreement, or

               (xvi) any other agreement, contract or commitment that involves $25,000 or more or is not cancelable without penalty within thirty (30) days.

        Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, all as noted in Schedule 2.12(b), the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment to which it is a party or by which it is bound (any such agreement, contract or commitment, a "Contract"). Each agreement, contract or commitment set forth in any of the Company Schedules is in full force and effect and, except as otherwise disclosed in Schedule 2.12(b), is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto. The Company has obtained, or will obtain prior to the Effective Time, all necessary consents, waivers and approvals of parties to any Contract as are required in connection with the Merger.

        2.13 Interested Party Transactions. Except as set forth on Schedule 2.13, no officer, director or to the knowledge of the Company's management, stockholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has an interest), has, directly or indirectly, (i) a direct interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or (ii) a direct interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any contract or agreement set forth in Schedule 2.12; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this section 2.13.

        2.14 Governmental Authorization. Schedule 2.14 accurately lists each material consent, license, permit, grant or other authorization issued to the Company by a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business (including development, manufacture, export or re-export of its products, software, technical data or technology) or the holding of any such interest (herein collectively called Company Authorizations"), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business substantially as it is currently and has been conducted or hold any interest in its properties or assets. The Company has complied in all material respects with all terms and conditions of the Company Authorizations, and the same will not be subject to suspension, modification, revocation or non-renewal as a result of this Agreement. The Company has taken adequate and sufficient measures to ensure that its distributors, resellers and agents have complied with the Company Authorizations and, except as set forth on Schedule 2.14, the Company is not aware of any violation during the past 3 years by any of its current or former distributors, resellers or agents of the Company Authorizations.

        2.15 Litigation. Except as set forth in Schedule 2.15, there is no action, suit, claim or proceeding of any nature pending or to the Company's knowledge threatened against the Company, its properties or any of its officers or directors in their capacity as such, nor, to the knowledge of the Company, is there any basis therefor. Except as set forth in Schedule 2.15, there is no investigation pending or, to the knowledge of the Company, threatened against the Company, its properties or any of its officers or directors (nor, to the knowledge of the Company, is there any basis therefor) by or before any Governmental Entity. Schedule 2.15 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No Governmental Entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

        2.16 Accounts Receivable.

               (a) The Company has made available to Parent a list of all accounts receivable of the Company reflected on the Current Balance Sheet ("Accounts Receivable") along with a range of days elapsed since invoice.

               (b) All Accounts Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with generally accepted accounting principles consistently applied and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet. Except as set forth on Schedule 2.16 (b), no person has any Lien on any of such Accounts Receivable and no request or agreement for material deduction or discount has been made with respect to any of such Accounts Receivable.

        2.17 Minute Books. The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of the Company.

        2.18 Environmental Matters.

               (a) Hazardous Material. No underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies, are present, as a result of the deliberate actions of the Company, or, to the Company's knowledge (without duty of independent investigation), as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

               (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

               (c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

               (d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Company's knowledge, threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any material environmental litigation or impose upon the Company any material environmental liability.

               (e) Capital Expenditures. The Company is not aware of any capital expenditures which are required in order for it to comply with Environmental Laws.

        2.19 Brokers' and Finders' Fees; Third Party Expenses. Except for any payment due to pursuant to the engagement letter with Gerard Klauer Mattison & Co., Inc. ("GKM") dated May 30, 1997, (a true and correct copy of which has been provided to Parent), the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Schedule 2.19 sets forth a reasonable estimate of all Third Party Expenses (as defined in Section 5.4) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

        2.20 Employee Benefit Plans.

               (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

                      (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c) or (m) of the Code and the regulations thereunder;

                      (ii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                      (iii) "Company Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may have any material liability contingent or otherwise;

                      (iv) "Employee" shall mean any current, former, or retired employee, officer, or director of the Company or any Affiliate;

                      (v) "Employee Agreement" shall refer to each management, employment, severance, consulting or similar agreement or contract between the Company or any Affiliate and any Employee;

                      (vi) "IRS" shall mean the Internal Revenue Service;

                      (vii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA; and

                      (viii) "Pension Plan" shall refer to each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

               (b) Schedule. Schedule 2.20(b) contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company does not have any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

               (c) Documents. The Company has provided (prior to the Closing
Date) to Parent where available or applicable (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the two most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Company Employee Plan; and (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company.

               (d) Employee Plan Compliance. Except as set forth on Schedule 2.20(d), (i) the Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan; (iii) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; and (iv) except as described in Schedule 2.20(d), each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) there are no inquiries or proceedings pending or, to the knowledge of the Company or any affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vi) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Section 4975 through 4980 of the Code.

               (e) Pension Plans. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

               (f) Multiemployer Plans. At no time has the Company contributed to or been requested to contribute to any Multiemployer Plan.

               (g) No Post-Employment Obligations. Except as set forth in
Schedule 2.20(g), no Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

               (h) Effect of Transaction.

                      (i) Except as provided in Section 1.6 of this Agreement or as set forth on Schedule 2.20(h)(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                      (ii) No payment or benefit which will or may be made by the Company or Parent or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

               (i) Employment Matters. The Company (i) is in compliance in all material respects with all applicable federal and state laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees (other than amounts which may be required to be withheld as a result of an Employee's receipt of Merger Consideration); (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) (other than routine payments to be made in the normal course of business and consistent with past practice) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

               (j) Labor. No work stoppage or labor strike against the Company is pending or, to the best knowledge of the Company, threatened. Except as set forth in Schedule 2.20(j), the Company is not involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a material liability to the Company. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

        2.21 Compliance with Laws. The Company has materially complied with, is not in material violation of, and has not received any notices of violation with respect to, any applicable federal, state or local statute, law, ordinance, rule or regulation, domestic or foreign ("Applicable Law"). In particular, except as set forth in Schedule 2.21, the Company is in compliance with all Applicable Laws with respect to the development, manufacture, export or re-export of its products, software, technical data or technology. Except as set forth in
Schedule 2.21, the Company (including any predecessor thereto) has not received any communication since during the past three years from any Governmental Authority that alleges that it is or was not in compliance with any Applicable Law. The Company has taken adequate and sufficient measures to ensure that its distributors, resellers and agents have complied with all Applicable Laws with respect to the development, manufacture, export or re-export of the Company's products, software, technical data or technology and, except as set forth on
Schedule 2.21, the Company is not aware of any violation during the past 3 years by any of its current or former distributors, resellers or agents of such Applicable Laws.

        2.22 Warranties; Indemnities. Schedule 2.22 indicates all warranty and indemnity claims in excess of $5,000 made against the Company.

        2.23 Software Development Agreements. The Company has not violated, is not in violation of, nor would the entry into this Agreement or consummation of the Merger cause any violation of, any terms or provisions of any agreement under which the Company has or had an obligation to develop, supply or distribute software to or for any third party, excluding end-user licenses for object code executed in the ordinary course of business, nor is the Company nor would the Company be, under any circumstances, under any obligation to deliver source code to any third party, except delivery of source code to a third party exclusively for the internal use of such third party to support, maintain and develop its software products, which products are (i) used only for programming of such third party's hardware products and (ii) distributed only to such third party's customers only in object code format. In any such case after delivery of such source code the Company does not have nor would it have under any circumstances, any other obligation of any nature to any such third party, including without limitation any support or similar obligation.

        2.24 Representations Complete. None of the representations or warranties made by the Company (as modified by the Company Schedules), nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the stockholders of the Company in connection with soliciting their consent to this Agreement and the Merger (as contemplated by Section 5.1 hereof), contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company as follows:

        3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

        3.2 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and the Registration Rights Agreement and any other agreement entered into by Parent or Merger Sub in connection with this Agreement (collectively, the "Ancillary Agreements") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Each of this Agreement and each Ancillary Agreement has been duly executed and delivered by Parent and Merger Sub, as applicable, and constitutes the valid binding obligation, as applicable, of Parent and Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

        3.3 Cash Consideration. Parent currently has available, and at the Effective Time of the Merger will continue to have available, sufficient cash to enable it to perform its obligations under this Agreement.

        3.4 SEC Filings. Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 1996, and has made available to Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that Parent may file subsequent to the date hereof) are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        3.5 Warrants. The Parent Warrants and the Common Stock issuable upon exercise of the Parent Warrants, when issued, will be duly authorized, validly issued and fully paid in accordance with Parent's Certificate of Incorporation and Bylaws.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8.1 or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing which consent shall not be unreasonably withheld or delayed), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact the Company's present business organizations, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses at the Effective Time; it being understood that Parent and Company shall keep each other informed of developments to, and relating actions to be taken in connection with the matters described in Schedule 2.4 hereto. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company, and any material event involving the Company. Prior to the Effective Date, without the express prior written consent of Parent, the Company shall not spend any portion of the McAfee Loan. In addition, except as expressly contemplated by this Agreement, the Company shall not, without the prior written consent of Parent:

               (a) Enter into any commitment or transaction not in the ordinary course of business or any commitment or transaction of the type described in
Section 2.7 hereof;

               (b) Transfer to any person or entity any rights to the Company's Intellectual Property (other than pursuant to end user licenses in the ordinary course of business);

               (c) Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

               (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company schedules;

               (e) Commence any litigation;

               (f) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

               (g) Except for the issuance of shares of Company Capital Stock upon exercise or conversion of presently outstanding Company Options and Company Warrants issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

               (h) Cause or permit any amendments to its Certificate of Incorporation or Bylaws (except to the extent to eliminate the preferences of the Series A Preferred and Series B Preferred thereunder);

               (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

               (j) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business;

               (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

               (l) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof;

               (m) Adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

               (n) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

               (o) Pay, discharge or satisfy, in an amount in excess of $10,000 (in any one case) or $25,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or the notes thereto);

               (p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

               (q) Enter into any strategic alliance or joint marketing arrangement or agreement; or

               (r) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (q) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

        4.2 No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company will not nor will the Company permit any of the Company's officers, directors, stockholders, agents, representatives or affiliates (any of the foregoing, a "Company Representative") to directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, (b) provide information with respect to it to any person, other than Parent and its designees, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, (c) enter into an agreement with any person, other than Parent and its designees, providing for the acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or assets or any equity interest in the Company or any of its subsidiaries by any person, other than Parent and its designees. The taking of any action described in clauses (a) through (d) above by any Company Representative shall be deemed a material breach by the Company of this Agreement. The Company shall immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.


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
                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

        5.1 Company Stockholder Approval. As promptly as practicable after the execution of this Agreement, the Company shall submit this Agreement and the transactions contemplated hereby (including the Certificate Amendment) to its stockholders for approval and adoption as provided by Delaware Law and its Certificate of Incorporation and Bylaws. The Company shall use its best efforts to solicit and obtain the consent of its stockholders sufficient to approve the Merger, this Agreement and the Certificate Amendment and to enable the Closing to occur as promptly as practicable. The materials submitted to the Company's stockholders shall include information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger, this Agreement and the Certificate Amendment.

        5.2 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of the Company's properties, books, contracts, commitments and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law or by contract, which contracts are listed in Schedule 2.12) of the Company as Parent may reasonably request. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this
Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

        5.3 Confidentiality. Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any investigation pursuant to Section 5.2, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential ("Confidential Information"); provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party,
(b) is generally known to the public and did not become so known through any violation of law, (c) became known to the public through no fault of such party,
(d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers (provided that such party shall given the other party prior notice of such order and a reasonable opportunity to object or take other available action), (f) is disclosed in the course of any litigation between any of the parties hereto or
(g) is developed independently by either party without reference to, or specific knowledge of, the other parties' Confidential Information. Notwithstanding the foregoing, it is acknowledged that Parent may publicly disclose the material terms of this Agreement following the date hereof in a manner reasonably satisfactory to the Company

        5.4 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

        5.5 Public Disclosure. Unless otherwise required by law, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and Company prior to release, provided that such approval shall not be unreasonably withheld or delayed.

        5.6 Consents. The Company shall use its best efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents and approvals are set forth in Schedule 2.4) so as to preserve all rights of, and benefits to, the Company thereunder.

        5.7 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation
Section 1.1445-2(c)(3).

        5.8 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

        5.9 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company and Parent, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice.

        5.10 Management Bonus Amount. Parent shall cause the Surviving Corporation to pay the Management Bonus Amount (as defined in and calculated pursuant to Schedule 1.6) at such times as that amount is due pursuant to the Company's Management Bonus Plan.

        5.11 Employee Benefits. The Company will promptly take any and all actions necessary and appropriate to (i) correct the Operational Defects (as defined in Section 7.2(e) of this Agreement) and; (ii) complete the termination of the Company's 401(k) plan, including (without limitation) preparation and submission of a request pursuant to the IRS's voluntary compliance resolution program and actions required in connection with negotiating such request and correcting the operational defects pursuant to the term of the compliance statement and, after corrections of the Operational Defects, submission of a Form 5310 to obtain a letter of determination upon termination and all necessary and appropriate subsequent termination administrative actions. The Company shall be responsible for filing the Form 5500 for the Company's cafeteria plan for the plan year ended July 1, 1997.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

        6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) Corporate Approvals. This Agreement and the Merger (and any related amendment to the Company's Certificate of Incorporation) shall have been approved and adopted by the requisite vote of the stockholders of the Company.

               (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

        6.2 Additional Conditions to Obligations of Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

               (a) Representations, Warranties and Covenants. The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date) with the same force and effect as if made on and as of the Effective Time and each of Parent and Merger Sub shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with in all material respects by it as of the Effective Time.

               (b) Certificate of Parent. Company shall have been provided with a certificate executed on behalf of the Parent by one of its executive officers to the effect that, as of the Effective Time:

                      (i) all representations and warranties made by the Parent in this Agreement are true and correct in all material respects; and

                      (ii) all covenants, obligations and conditions of this Agreement to be performed by the Parent on or before such date have been so performed in all material respects.

               (c) Payment of Certain Specified Liabilities. Concurrent with the other transactions occurring on the Closing Date and subject to Parent having received adequate payment instructions, Parent shall have caused to be paid the Bridge Loan Amount, the Shareholder Debt Amount, the GCW&F Loan Amount, and the GKM Amount, as defined in Schedule 1.6 and as set forth in the calculation thereof delivered by the Company pursuant to Section 1.6. In addition, Parent shall have made arrangements for the Escrow Agent to pay that portion of Lemcom Amount (as defined in Schedule 1.6) payable to each of the former Lemcom stockholders at such time as such stockholders shall surrender their Certificates in exchange for that portion of the Merger Consideration payable to them and waive any right to receive distributions from the Escrow Funds (so long as the Company and the Escrow Agent shall have been provided adequate detail of the amounts so payable).

               (d) Parent Warrants; Registration Rights Agreement. Parent shall have delivered Parent Warrants in respect of 500,000 shares of Parent Common Stock of which (i) 495,000 (subject to rounding) shall be delivered to the Escrow Agent on the Closing Date for the benefit of the holders of the Company Series B Preferred Stock to be paid in accordance with the provisions of Section
1.8 and (ii) 5,000 shall be delivered to GKM on the Closing Date (so long as GKM shall have delivered to Parent a Securities Law Certificate). Parent and the Company Agent shall have executed the Registration Rights Agreement and such agreement shall be in full force and effect.

               (e) Legal Opinion. Company shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, legal counsel to Parent and Merger Sub, substantially in the form of Exhibit G hereto.

        6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

               (a) Representations, Warranties and Covenants. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date) with the same force and effect as if made on and as of the Effective Time and the Company shall have performed and complied with in all material respects all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.

               (b) Certificate of Company. Parent shall have been provided with a certificate executed on behalf of the Company by its President to the effect that, as of the Effective Time:

                      (i) all representations and warranties made by the Company in this Agreement are true and correct in all material respects; and

                      (ii) all covenants, obligations and conditions of this Agreement to be performed by the Company on or before such date have been so performed in all material respects.

               (c) Third Party Consents. Any and all consents, waivers, and approvals listed on Schedule 6.3(c) shall have been obtained.

               (d) Option Exercises or Cancellations. All outstanding Company Options shall have been either (i) terminated by exercise or cancellation; or
(ii) assumed by Parent on or before the Effective Time such that there shall be no Company Options outstanding after the Effective Time.

               (e) Legal Opinion. Parent shall have received a legal opinion from Gray, Cary, Ware & Freidenrich, A Professional Corporation, legal counsel to the Company, substantially in the form of Exhibit H hereto.

               (f) Employment Offers. Parent shall have reached satisfactory employment arrangements with Phillip Dunkelberger and Phillip Zimmerman.

               (g) No Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Parent's proposed acquisition of the Company, or limiting or restricting Parent's conduct or operation of the business of the Company (or its own business) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

               (h) No Material Adverse Changes. There shall not have occurred any material adverse change in the business, assets (including intangible assets), results of operations, liabilities (contingent or accrued) or financial condition of the Company.

               (i) Dissenters. The number of Dissenting Shares shall not exceed 2% of the outstanding shares of Company Capital Stock as of the Effective Time.

               (j) Audited Balance Sheet. The Company shall have received from Coopers & Lybrand L.L.P. an audited Company balance sheet as of September 30, 1997 prepared in accordance with generally accepted accounting principles and Regulation S-X of the Securities and Exchange Commission.

               (k) Litigation. There shall be no action, suit, claim or proceeding of any nature pending, or overtly threatened, against the Parent, Merger Sub or the Company, their respective properties or any of their officers or directors, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement.

               (l) Evidence of Payment of GKM Amount; Calculation of Management Bonus Amount. Subject to payment thereof pursuant to Section 6.2(c) on the Closing Date, Parent shall have received from GKM evidence of payment in full of the GKM Amount. In addition, Parent shall have received from each member of management entitled to any portion of the Management Bonus Amount such individual's agreement as to the calculation of the Management Bonus Amount and such individual's share of such amount (as determined pursuant to the Management Bonus Plan and in accordance with Schedule 1.6). Each of the foregoing items shall be in form and substance reasonably satisfactory to Parent and its counsel.

               (m) Company Security Agreement. Subject to Parent's obligation to repay the related secured debt on the Closing Date, Parent shall have received a form of release of the security interest under the Company Security Agreement and all related UCC-3s and similar forms (each, in form and substance satisfactory to Parent and its counsel).

               (n) Stockholder Release, Receipt of Payment in Full and Transfer Obligation. The Company stockholders set forth on Schedule 6.3(n) shall have delivered to Parent a release of all claims against the Company or its affiliates (which shall include Parent and its subsidiaries after the Effective
Date) arising out of events or occurrences on or prior to the Effective Date; and a receipt for amounts received on the Closing Date and acknowledgment of the accuracy of the calculation of all amounts to be paid to such stockholder (each, in form and substance satisfactory to Parent and its counsel).

               (o) 280G Agreements. As of the Closing Date, the Company shall obtain from each Disqualified Individual (as defined below) an agreement whereby such Disqualified Individual shall agree to limit the payments he or she may receive relating to the Merger to the extent necessary to prevent any such payment from being non-deductible under Section 280G of the Code. A "Disqualified Individual" shall mean any person performing personal services for the Company who would receive payments which would be non-deductible under
Section 280G of the Code.

               (p) Employee Benefits. The Company shall have taken any and all actions necessary and appropriate to terminate its 401(k) plan prior to the Closing Date.


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
                                   ARTICLE VII

               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

        7.1 Survival of Representations and Warranties. All covenants to be performed prior to the Effective Time, representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the first anniversary of the Effective Time.

        7.2 Escrow Arrangements.

               (a) Escrow Funds. Within five (5) days after the Effective Time, without any act of any stockholder, $2,000,000 and $3,000,000 will be deposited into separate escrow accounts with Greater Bay Trust Company, (or other institution acceptable to Parent and the Company Stockholders' Agent (as defined in Section 7.2(g) below)) as Escrow Agent (the "Escrow Agent"), such deposits to constitute, respectively, a general escrow fund (the "General Escrow") and an escrow fund in security for certain expenses and costs arising in connection with the litigation matters (the "Litigation Matters") described in Schedule 7.2(a) (the "Litigation Escrow" and, together with the General Escrow, the "Escrow Funds")). The Escrow Funds are to be governed by the terms set forth herein and maintained at Parent's sole cost and expense. Each Escrow Fund shall be deposited into an interest bearing account and such interest shall be added to each Escrow Fund. The portion of the General Escrow and the Litigation Escrow contributed on behalf of each of GKM, the participants in the Company's Executive Bonus Plan and each holder of Company Capital Stock, Vested Company Options and/or Company Warrants outstanding at the Effective Time, shall be in proportion to the aggregate Merger Consideration or other funds which such holder would otherwise be entitled under Section 1.6, as the case may be, and, with respect to (i) GKM, such amount being deemed to be $100,000, (ii) the participants in the Company's Executive Bonus Plan, such amount being deemed to equal the Excess Bonus Amount (as defined in Section 1.6(a)(i)) and (iii) the Company Stockholders who are former stockholders of Lemcom such amount being deemed to be zero. (For the purposes of this Article VII, references to stockholders of the Company shall be deemed to include (i) holders of Company Options and Company Warrants outstanding at the Effective Time, (ii) GKM and
(iii) the participants in the Company's Executive Bonus Plan).

               (b) General Escrow. The General Escrow shall be available to compensate Parent and its affiliates for any claim, loss, expense, liability or other damage, including reasonable attorneys' fees, to the extent of the amount of such claim, loss, expense, liability or other damage (collectively "Losses") that Parent or any of its affiliates has incurred or reasonably anticipates incurring by reason, directly or indirectly, of (i) the breach by the Company of any representation, warranty, covenant or agreement of the Company contained herein, or by reason of any misrepresentation by the Company made in or pursuant to Article II of this Agreement; (ii) Specified Liabilities not otherwise deducted in calculating the Cash Equity Amount on the Closing Date; (iii) bad debt expenses, product returns and state taxes, each in excess of the amounts reserved therefor on the Company's Closing Date balance sheet; (iv) any amounts required to be paid in connection with amounts owed to the Company and forgiven in connection with the Merger; (v) all Losses related to the Company's 401(k) plan and amounts otherwise required to correct the Operational Defects (as defined in Section 7.2(e)) with respect thereto; (vi) all amounts payable to Thomas Steding, Leonard Mikus or Marc Gorlin in connection with their respective consulting arrangements with the Company; and (vii) any investment bank fees or expenses in excess of $12,500 payable in connection the Company's abandoned IPO (all such amounts being "General Losses"). General Losses shall also include, without limitation, Litigation Matter Losses (defined below) and any amounts which the parties have specifically agreed in writing constitute amounts for which indemnity under Article VII is available.

               (c) Litigation Escrow. The Litigation Escrow shall be available to compensate Parent and its affiliates for any Losses that Parent or any of its affiliates has incurred or reasonably anticipates incurring by reason, directly or indirectly, of the Litigation Matters including, without limitation, any action brought directly against Parent after the Effective Time in respect of or related to the Litigation Matters ("Litigation Matter Losses"). In addition, the Litigation Escrow also shall be available to satisfy any claim for Specified Liabilities not otherwise deducted in calculating the Cash Equity Amount on the Closing Date and any payments in respect of Dissenting Shares (as contemplated by Section 1.7) in excess of the Merger Consideration that otherwise would have been payable in respect of such shares, in each case, to the extent not otherwise satisfied out of the General Escrow Fund.

               (d) Remedies. Nothing herein shall limit the liability of the Company for any General Losses if the Merger does not close. Resort to the Escrow Funds shall be the exclusive contractual remedy of Parent and its affiliates for any General Losses or Litigation Matter Losses if the Merger does close; provided, however, that nothing herein shall limit any remedy for fraud or willful breach or misrepresentation. Parent may not receive any amounts from the Escrow Funds unless and until Parent delivers an Officer's Certificate (as defined in paragraph (h) below) to the Escrow Agent identifying Losses. Notwithstanding anything herein, Parent shall not be entitled to receive any disbursement with respect to any Loss under Sections 7.2(b)(i) and (iii) and
Section 7.2(c) arising in respect of any or in the aggregate individual occurrence or circumstance unless the aggregate of amount of all such Losses shall exceed $200,000, in which case, Parent shall be entitled to indemnification in respect of any excess Losses above $200,000.

               (e) Termination and Distribution of Escrow Funds. On the first anniversary of the Effective Time, the General Escrow shall terminate; provided, however, that such portion of the General Escrow, which, in the reasonable judgment of Parent (subject to the objection of the Company Agent and the subsequent arbitration of the matter in the manner provided in Section 7.2(i) hereof) is necessary to satisfy any unsatisfied Losses specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the General Escrow, shall remain in the General Escrow (and the General Escrow shall remain in existence) until such claims have been resolved. In addition, notwithstanding the foregoing, $400,000 (or such lesser amount as Parent shall later determine is appropriate) shall remain in the General Escrow until the earlier of (i) six years from the Effective Time or (ii) the date the Company Stockholder's Agent shall deliver proof in form and substance reasonably satisfactory to Parent (as certified to by Parent, which certification shall not be unreasonably withheld or delayed) that no further liabilities, losses, costs, or expenses exist in connection with the possible operational defects under the Company's 401(k) plan pertaining to coverage of certain employees and contributions which would have otherwise been made on their behalf under such 401(k) plan as identified by the parties (collectively the "Operational Defects"). In connection with the foregoing, the parties agree that from time to time amounts shall be released from the General Escrow (upon certification of such releases executed by Parent and the Company Stockholder's Agent who shall covenant to apply such amounts only for the following uses) to satisfy reasonable costs, expenses, and fees (including attorneys' fees) incurred by the Company in connection with any actions taken by it or on its behalf which Parent and the Company Stockholder's Agent deem necessary or appropriate to correct the Operational Defects, including (i) submission to the IRS under its voluntary compliance resolution (VCR) program for a compliance statement, (ii) correction of the Operational Defects as approved pursuant to a compliance statement (including payment of contributions and earnings attributable thereto) and (iii) after correction of the Operational Defects, expenses incurred in connection with the submission of a Form 5310 to obtain a letter of determination upon termination including all subsequent actions necessary to carry out and complete such termination. The Litigation Escrow shall terminate upon the dismissal with prejudice or settlement in full of both of the Litigation Matters at which time the Escrow Agent shall deliver to the appropriate stockholders of the Company any amounts in the Litigation Escrow after reimbursement of Parent of all Litigation Matter Losses; provided, however, that such portion of the Litigation Escrow, which, in the reasonable judgment of Parent, subject to the objection of the Company Agent and the subsequent arbitration of the matter in the manner provided in Section 7.2(i) hereof, is necessary to satisfy any unsatisfied Losses in respect of Specified Liabilities specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the Litigation Escrow, shall remain in the Litigation Escrow (and the Litigation Escrow shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the appropriate stockholders of the Company the remaining portion of the Litigation Escrow not required to satisfy such claims. Deliveries of amounts out of the Escrow Funds to the stockholders of the Company pursuant to this Section 7.2(e) shall be made in proportion to their respective original contributions to the Escrow Funds as determined pursuant to Section 7.2(a), subject to the following tax obligations. Parent shall report any taxable income in respect of any interest income earned by the Escrow Funds; immediately prior to any distribution of monies to the stockholders remaining in any Escrow Funds, if any, Parent shall receive a distribution out of such Escrow Fund equal to 40% (or the combined maximum federal and California tax rate then in effect, if lower) of the taxable income of such Escrow Fund attributed to Parent.

               (f) Protection of Escrow Funds. The Escrow Agent shall hold and safeguard the Escrow Funds during their existence, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Funds only in accordance with the terms hereof.

               (g) Claims Upon Escrow Funds. Upon receipt by the Escrow Agent of a certificate signed by any officer of Parent (an "Officer's Certificate"): (A) stating that Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses; (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability; and (C) either the nature of the misrepresentation, breach of warranty or claim or the Litigation Matter to which such item is related, the

Escrow Agent shall, subject to the provisions of Section 7.2(h) hereof, deliver to Parent out of the appropriate Escrow Fund, as promptly as practicable, such amounts held in such Escrow Fund equal to such Losses.

               (h) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Company Agent (as defined in Section 7.2(j)) and for a period of ten (10) days after such delivery, the Escrow Agent shall make no delivery to Parent of any amounts out of the Escrow Funds, pursuant to Section 7.2(g) hereof unless the Escrow Agent shall have received written authorization from the Company Agent to make such delivery. After the expiration of such ten
(10) day period, the Escrow Agent shall make delivery of an amount from the appropriate Escrow Fund in accordance with Section 7.2(g) hereof, provided that no such payment or delivery may be made if the Company Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such ten (10) day period.

               (i) Resolution of Conflicts; Arbitration.

                      (i) In case the Company Agent shall so object in writing to any claim or claims made in any Officer's Certificate, the Company Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Company Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute amounts from the applicable Escrow Fund in accordance with the terms thereof.

                      (ii) If no such agreement can be reached after good faith negotiation, either Parent or the Company Agent may demand arbitration of the matter. In such event, the matter shall be settled by binding arbitration conducted by three arbitrators. Parent and the Company Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the same extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(h) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Funds in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

                      (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, Palo Alto, California under the rules then in effect of the American Arbitration Association. For purposes of this Section 7.2(i), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Parent shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award Parent less than the sum of one-half (1/2) of the disputed amount; otherwise, the stockholders of the Company as represented by the Company Agent shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the out-of-pocket expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration in connection therewith.

               (j) Agent of the Company Stockholders; Power of Attorney.

                      (i) In the event that the Merger is approved, effective upon such vote, and without further act of any stockholder, Marc Gorlin shall be appointed as agent and attorney-in-fact (the "Company Agent") for each stockholder of the Company on whose behalf monies were deposited into the Escrow Funds (except such stockholders, if any, as shall have perfected their Dissenters Rights under Delaware law), for and on behalf of stockholders of the Company, to give and receive notices and communications, to authorize delivery to Parent of monies from the Escrow Funds in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Company Agent for the accomplishment of the foregoing. Such agency may be changed the stockholders of the Company from time to time upon not less than thirty (30) days prior written notice to Parent; provided that the Company Agent may not be removed unless holders of a sixty-percent interest of the Escrow Funds agree to such removal and to the identity of the substituted agent. No bond shall be required of the Company Agent, and the Company Agent shall not receive compensation for his services. Notices or communications to or from the Company Agent shall constitute notice to or from each of the stockholders of the Company.

                      (ii) The Company Agent shall not be liable for any act done or omitted hereunder as Company Agent while acting in good faith and in the exercise of reasonable judgment. The stockholders of the Company on whose behalf the amounts were contributed to the Escrow Funds shall severally indemnify the Company Agent and hold the Company Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Company Agent and arising out of or in connection with the acceptance or administration of the Company Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Company Agent. Subject to the prior right of Parent to make claims for Losses, Company Agent shall have the right to recover from the Escrow Funds prior to any distribution to the stockholders of the Company for any third party expenses incurred by the Company Agent in performing Company Agent's duties hereunder.

               (k) Actions of the Company Agent. A decision, act, consent or instruction of the Company Agent shall constitute a decision of all the stockholders for whom a portion of the amounts otherwise issuable to them are deposited in the Escrow Funds and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Company Agent as being the decision, act, consent or instruction of each and every such stockholder of the Company. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Company Agent.

               (l) Third-Party Claims. Parent shall have the right in its sole reasonable discretion to settle any third-party claim; provided, however that Parent shall not settle any of the Litigation Matter without the prior written consent of the Company Agent (which consent shall not be unreasonably withheld). In addition, in connection with any Litigation Matter, Parent shall keep the Company Agent advised of any material developments with respect thereto and allow Company Agent and Company Agent's counsel to participate in such defense at their own cost. With respect to the Litigation Matter involving the Company and RSA, Parent agrees and acknowledges that the principal focus of the defense of such action shall be the resolution of the claims with respect to the Company's rights and obligations under the Public Key Partners License (the "PKP License") prior to the Effective Time (which rights and obligations include, without limitation, such rights and obligations as they relate to the customers of the Company prior to the Effective Time and any such customers who remain customers of the Surviving Corporation or Parent subsequent to the Effective
Time). If Parent (i) determines to materially change such focus without first obtaining the prior agreement of the Company Agent or (ii) becomes subject to a dispute with RSA regarding matters other than the Company's rights and obligations under the PKP License prior to the Effective Time, then Parent and the Company Agent shall negotiate in good faith as to an appropriate allocation of any additional Losses relating to such defense of such action as between the Company Stockholders and Parent.

               (m) Escrow Agent's Duties.

                      (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Company Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

                      (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                      (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                      (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                      (v) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Parent and the Company Agent to this Agreement; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Company Agent shall use their best efforts to mutually agree upon a successor agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, Parent shall have the right to appoint a successor escrow agent authorized to do business in Delaware. The successor escrow agent selected in the preceding manner shall execute and deliver an instrument accepting such appointment and it shall thereupon be deemed the Escrow Agent hereunder and it shall without further acts be vested with all the estates, properties, rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent. Thereafter, the predecessor Escrow Agent shall be discharged for any further duties and liabilities under this Agreement.


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

        8.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

               (a) by mutual consent of the Company and Parent;

               (b) by Parent or the Company if: (i) the Closing has not occurred by December 19, 1997; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal;

               (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of all or a portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger;

               (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and such breach has not been cured within five (5) business days after written notice to the Company (provided that, no cure period shall be required for a breach which by its nature cannot be cured);

               (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and such breach has not been cured within five
(5) business days after written notice to Parent (provided that, no cure period shall be required for a breach which by its nature cannot be cured).

        Where action is taken to terminate this Agreement pursuant to this
Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action. Notwithstanding anything in this Section 8.1, neither Parent nor the Company may terminate this Agreement if such party is in material breach of its obligations hereunder and such breach caused, directly or indirectly, the Closing not to occur.

        8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.3, 5.4 and
5.5 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

        8.3 Amendment. Except as is otherwise required by applicable law after the stockholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

        8.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

        9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)      if to Parent or Merger Sub, to:

                        Networks Associates, Inc.
                        2805 Bowers Avenue
                        Santa Clara, CA 95051
                        Attention:  Prabhat K. Goyal
                        Facsimile No.: (408) 988-6054


                        with a copy to:


                        Wilson Sonsini Goodrich & Rosati, P.C.
                        650 Page Mill Road
                        Palo Alto, California 94304-1050
                        Attention:  Jeffrey Saper, Esq.
                                     Kurt J. Berney, Esq.
                        Facsimile No.:  (415) 493-6811

                (b)     if to the Company, to:

                        Pretty Good Privacy, Inc.
                        2121 S. El Camino Real
                        Suite 902
                        San Mateo, CA  94403
                        Attention: Ms. Mimi Frazer
                        Facsimile No.:  (650) 572-1932

                        with a copy to:

                        Gray Cary Ware & Freidenrich
                        400 Hamilton Avenue
                        Palo Alto, CA  94301
                        Attention:  Peter Astiz, Esq.

                        Facsimile No.:  (650) 327-3699

                (c)     if to the Escrow Agent, to:

                        Greater Bay Trust Company
                        400 Emerson Street
                        2nd Floor
                        Palo Alto, CA  94301
                        Attention:  Anna Paivah
                        Telephone No.:   650-614-5720
                        Facsimile No.:  650-473-1326

                        with a copy to:

                        Gray Cary Ware & Freidenrich
                        400 Hamilton Avenue
                        Palo Alto, CA  94301
                        Attention:  Peter Astiz, Esq.
                        Facsimile No.:  (650) 327-3699

                        and

                        Wilson Sonsini Goodrich & Rosati, P.C.
                        650 Page Mill Road
                        Palo Alto, California 94304-1050
                        Attention:  Jeffrey Saper, Esq.
                                    Kurt J. Berney, Esq.
                        Facsimile No.:  (415) 493-6811

        9.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        9.4 Entire Agreement; Assignment. This Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person (including, without limitation, those persons listed on any exhibits hereto) any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

        9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        9.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.


                                     * * * *

        IN WITNESS WHEREOF, Parent, Merger Sub, Escrow Agent and the Company have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

COMPANY                                    PARENT



By: /s/ Phillip Dunkelberger               By: /s/ William Larson
   -------------------------------            -------------------------------
Name: Phillip Dunkelberger                 Name: William Larson
     -----------------------------              -----------------------------

Title: Chief Financial Officer             Title: Chief Executive Officer
      ----------------------------               ----------------------------



ESCROW AGENT*                              MERGER SUB



By: /s/ Hall Palmer                        By: /s/ Prabhat K. Goyal
      ----------------------------               ----------------------------

Name: Hall Palmer                          Name: Prabhat K.Goyal
      ----------------------------               ----------------------------

          Executive Vice President
Title: and Senior Trust Officer            Title: Chief Financial Officer
      ----------------------------               ----------------------------


* With respect to the matters set forth in Articles I and VII only.


                         ***REORGANIZATION AGREEMENT***